Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2002 Stock Plan and the Amended and Restated Employee Stock Purchase Plan of Trimble Navigation Limited of our reports dated February 27, 2009, with respect to the consolidated financial statements and schedule of Trimble Navigation Limited included in its Annual Report (Form 10-K) for the year ended January 2, 2009, and the effectiveness of internal control over financial reporting of Trimble Navigation Limited filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

San Jose, California
August 10, 2009